Exhibit 5.1

[DLA PIPER RUDNICK GRAY CARY US LLP LETTERHEAD]

March 31, 2006

Audible, Inc.
65 Willowbrook Boulevard
Wayne, New Jersey 07470

Ladies and Gentlemen:

We have acted as counsel to Audible, Inc., a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-3 (the "Registration Statement") filed on the date hereof with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the resale by the selling stockholders of (i) 1,253,918 shares of the Company's Common Stock, par value $0.01 per share (the "Common Shares"), and (ii) 292,777 shares of the Company's Common Stock, par value $0.01, that are issuable upon exercise of common stock purchase warrants (the "Warrant Shares").

In this capacity, we have examined the Company's Certificate of Incorporation and Bylaws, the proceedings of the Board of Directors of the Company relating to the issuance of the Common Shares and Warrant Shares and such other documents, instruments and matters of law as we have deemed necessary to the rendering of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion and advise you that each of the Common Shares described in the Registration Statement has been duly authorized and validly issued and is fully paid and nonassessable. It is further our opinion that the Warrant Shares have been duly authorized by all necessary corporate action on the part of the Company and, upon payment of the exercise price for and delivery of the Warrant Shares in accordance with the common stock purchase warrants and the countersigning of the certificate or certificates representing the Warrant Shares by a duly authorized signatory of the registrar for the common stock, the Warrant Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the use of our name in the Registration Statement and under the caption "Legal Matters" in the related Prospectus and consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ DLA Piper Rudnick Gray Cary US LLP